Exhibit 99.1

DIAMOND S SHIPPING INC. REPORTS FOURTH QUARTER 2019 RESULTS

Announces Share Repurchase Program of up to $50 Million

Greenwich, CT, USA, March 5, 2020. Diamond S Shipping Inc. (NYSE: DSSI) (“Diamond S”, or the “Company”), one of the largest publicly listed owners and operators of crude oil and product tankers, today announced results for the fourth quarter of 2019.

Highlights for the Fourth Quarter and Recent Events

-- Reported net income attributable to Diamond S of $26.1 million, or $0.65 per basic and diluted earnings per share (“EPS”), and Adjusted EBITDA (see Non-GAAP Measures section below) of $69.9 million. EPS excluding a one-time loss on the write-off of deferred financing fees was approximately $0.75 for the quarter.

-- Refinanced three legacy credit facilities, which represented approximately $500.6 million of debt, composed of $489.6 million of term loans and $11.0 of million revolving loans, into a $375.0 million term loan and up to $150.0 million in revolving loans. The refinancing extended final debt maturities on these amounts out to December 2024. The facility bears interest at LIBOR plus 2.5%.

-- Net debt at December 31, 2019 was $810.7 million implying a net debt to asset value leverage ratio of 47% based on most recent available broker valuations as of December 2019.

-- As of February 28, 2020, fixed 73% of Crude Fleet revenue days at an average rate of approximately $47,000 per day and 80% of Product Fleet revenue days at an average rate of approximately $15,900 per day in the first quarter of 2020.

-- Announced share repurchase program of up to $50 million of the Company’s shares, commencing in the first quarter of 2020.

Craig H. Stevenson Jr., President and CEO of Diamond S, commented: “The Company’s ability to capitalize on a strong rate environment is reflected in our fourth quarter results as Diamond S’ unit leverage and spot market focus offers investors upside exposure in the tanker markets. We believe that Diamond S’ conservative balance sheet, low cash break-evens and strong liquidity profile will enable us to appropriately manage the market volatility from the outbreak of the coronavirus, while keeping us ready to take advantage in any run-up in tanker rates from the current seasonal levels. Accordingly, and given the disconnect between our long-term outlook and the Company’s share price, we believe that share repurchases represent the most prudent use of our financial resources and the appropriate mechanism to return value to our shareholders at this time.”

Fourth Quarter 2019 Results1

Net income attributable to Diamond S for the fourth quarter of 2019 was $26.1 million, or $0.65 per basic and diluted share, compared to a net loss of $30.8 million, or $1.13 per basic and diluted share, for the three months ended December 31, 2018. The increase in the fourth quarter of 2019 is primarily related to an increase in the number of vessels as a result of the Merger1 and improved tanker market conditions in both the crude and product tanker segments.

1  As used herein, the term “Merger” refers to the business combination of DSS Holdings L.P. (“DSS LP”) and the crude and product tanker business of Capital Product Partners L.P. (“CPLP”) on March 27, 2019. The historical consolidated financial statements of DSS LP and all of its directly-owned subsidiaries for periods prior to the Merger are considered to be the predecessor financial statements of the Company. In January 2019, DSS LP’s Board of Directors approved changing the Company’s fiscal year end to December 31 of each calendar year from March 31. Both the three month period ending December 31, 2018 and twelve month period ending December 31, 2018 are unaudited and certain financial information for those periods is included herein to provide historical comparative financial results. The twelve month period ended December 31, 2018 reflects the addition of the nine months ended December 31, 2018 (available in our registration statement on Form 10 filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 21, 2018, as thereafter amended) and the three months ended March 31, 2018 (available in our quarterly report on Form 10-Q filed with the SEC on May 15, 2019).

The Company groups its business primarily by commodity transported and segments its fleet into a 16-vessel crude oil transportation fleet (the “Crude Fleet”) and a 50-vessel refined petroleum product transportation fleet (the “Product Fleet”). The Crude Fleet consists of 15 Suezmax vessels and one Aframax vessel. The Product Fleet consists of 44 medium range (“MR2”) vessels and 6 Handysize (“MR1”) vessels.

Net revenues for the Company, which represents voyage revenues less voyage expenses, were $123.1 million for the fourth quarter of 2019 compared to $55.1 million for the three months ended December 31, 2018. Net revenues from the Crude Fleet were $55.6 million in the fourth quarter of 2019 compared to $25.4 million for the three months ended December 31, 2018. Net revenues from the Crude Fleet increased due to the impact of four additional vessels acquired as part of the Merger and stronger market conditions in the fourth quarter of 2019 as compared to the three months ended December 31, 2018. Net revenues from the Product Fleet were $67.5 million in the fourth quarter of 2019 compared to $29.7 million for the three months ended December 31, 2018. The increase in net revenues in the Product Fleet was driven by the additional 21 vessels acquired in the Merger1 and stronger year over year market conditions.

Vessel expenses were $44.7 million for the fourth quarter of 2019 compared to $30.1 million for the three months ended December 31, 2018. Vessel expenses, which include crew costs, insurance, repairs and maintenance, lubricants and spare parts, technical management fees and other miscellaneous expenses, increased by $14.6 million primarily due to the increase in the size of the fleet following the Merger1, net of the sale of the two MR vessels in the third quarter of 2019.

Depreciation and amortization expense was $28.7 million in the fourth quarter of 2019 compared to $21.8 million for the three months ended December 31, 2018. The increase in depreciation and amortization expense was primarily due to the depreciation of the 25 vessels acquired in the Merger1, which was partially offset by the sale of two MR2 vessels in the third quarter of 2019.

General and administrative expenses were $8.3 million in the fourth quarter of 2019 compared to $4.2 million for the three months ended December 31, 2018. The increase was due to higher legal and accounting professional fees related to regulatory filings and an increase in headcount required to maintain the infrastructure for public company reporting standards and vessel management of a larger fleet employed in the spot market.

Interest expense was $11.0 million in the fourth quarter of 2019 compared to $9.6 million for the three months ended December 31, 2018. Interest expense increased in the fourth quarter of 2019 due to an increase in debt borrowings as a result of financing the 25 vessels acquired in the Merger1, as well as $4.0 million associated with the loss on extinguishment of debt as part of the debt refinance in the fourth quarter of 2019.

Other income, which consists primarily of interest income, was $0.3 million in the fourth quarter of 2019, compared to $0.4 million for the three months ended December 31, 2018.

Liquidity

As of December 31, 2019, the Company had $89.2 million in cash and restricted cash. Restricted cash and minimum cash required by debt covenants was $55.6 million. The Company also had $15.0 million in available lines of credit as of December 31, 2019.

Outlook

Strong market conditions carried over into the first quarter of 2020 as the crude market environment was above typical seasonal trends before coming under pressure due to the lifting of sanctions on a subsidiary of COSCO and the emergence of the coronavirus. The coronavirus has had a significant impact on global commodity trade and specifically end market demand from China. Notably, larger vessel classes have been disproportionately impacted by a decrease in long haul voyages. As of February 28, 2020, approximately 73% of the Crude Fleet revenue days in the first quarter of 2020 have been fixed at an average rate of approximately $47,000 per day. The product market has also recently come under pressure as Chinese refinery throughput in February is set to fall by 1-2m b/d, reflecting the impact of the coronavirus on demand. As of February 28, 2020, approximately 80% of the Product Fleet revenue days have been fixed at an average rate of approximately $15,900 per day in the first quarter of 2020.

Looking forward, the Company continues to monitor the global impact of the coronavirus on transportation demand. In the meantime, the orderbook across all tanker segments remains at historically low levels and is not expected to disrupt the thin balance between supply and demand that can result in heightened volatility and occasional rapid increases in daily vessel rates. The impact of limited supply is contrasted by other shipping segments that have experienced daily rates decline to beneath operating levels in recent weeks. The Company remains constructive in its long-term market outlook and strongly believes the current market price of its shares do not reflect the underlying value of its assets. As a result, the Company has decided to initiate a share repurchase program of up to $50 million. Additionally, the Company believes that its Crude Fleet and Product Fleet both offer very favorable exposure to long-term market dynamics and that it is well positioned to generate substantial earnings in a strong rate environment due to its competitive breakeven levels.

Share Repurchase Program

On March 4, 2020, the Company’s Board of Directors approved a share repurchase program, providing the Company with authorization to repurchase up to $50 million of shares of the Company's common stock, effective for a period of one year. Diamond S may repurchase these shares in the open market or in privately negotiated transactions, at times and prices that are considered to be appropriate by the Company. As of the date hereof, the Company has not purchased any shares under the share repurchase program.

Conference Call

The Company will hold a conference call on March 5, 2020 at 8:00 a.m. Eastern Time to discuss its results for the fourth quarter of 2019.

To access the call, participants should dial +1 866 211-4137 for domestic callers and +1 647 689-6723 for international callers. Participants are encouraged to dial in ten minutes prior to the call. Please enter passcode 1170117.

A live webcast of the conference call will be available from the Company’s website at www.diamondsshipping.com.

An audio replay of the conference call will be available starting at 11 AM ET on Thursday March 5, 2020 through Thursday, March 12, 2020 by dialing in +1 800 585-8367 or +1 416 621-4642 and entering the passcode 1170117.

About Diamond S Shipping Inc.

Diamond S Shipping Inc. (NYSE: DSSI) owns and operates 66 vessels on the water, including 15 Suezmax vessels, one Aframax and 50 medium-range (MR) product tankers. Diamond S is one of the largest energy shipping companies providing seaborne transportation of crude oil, refined petroleum and other petroleum products. The Company is headquartered in Greenwich, CT. More information about Diamond S can be found at www.diamondsshipping.com.

Disclosure Regarding Forward-Looking Statements

Matters discussed in this press release may constitute forward-looking statements including statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions. Although management believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond the Company’s control, there can be no assurance that the Company will achieve or accomplish these expectations, beliefs or projections. Some of the factors that could cause our actual results or conditions to differ materially include unforeseen liabilities; future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the Company’s operations; risks relating to the integration of assets or operations of entities that it has or may in the future acquire and the possibility that the anticipated synergies and other benefits of such acquisitions may not be realized within expected timeframes or at all; the failure of counterparties to fully perform their contracts with the Company; the strength of world economies and currencies; the duration and impact of the COVID-19 (coronavirus) outbreak; general market conditions, including fluctuations in charter rates and vessel values; changes in demand for tanker vessel capacity; changes in the Company’s operating expenses, including bunker prices; drydocking and insurance costs; the market for the Company’s vessels; availability of financing and refinancing; charter counterparty performance; ability to obtain financing and comply with covenants in such financing arrangements; changes in governmental rules and regulations or actions taken by regulatory authorities; potential liability from pending or future litigation; general domestic and international political conditions; potential disruption of shipping routes due to accidents or political events; vessels breakdowns and instances of off-hires; and other factors. Please see the Company's filings with the SEC for a more complete discussion of certain of these and other risks and uncertainties. The Company undertakes no obligation, and specifically declines any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Inquiries:

Tel: +1-212-517-0810

E-mail: IR@diamondsshipping.com

DIAMOND S SHIPPING INC. AND SUBSIDIARIES

Consolidated Balance Sheets
as of December 31, 2019 and December 31, 2018

(In Thousands, except for share and per share data)

(Unaudited)

	December 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$83,609	$83,054
Due from charterers – Net of provision for doubtful accounts of $1,415 and $1,962, respectively	80,691	42,637
Inventories	32,071	20,880
Prepaid expenses and other current assets	13,179	3,731
Total current assets	209,550	150,302

Noncurrent assets:
Vessels – Net of accumulated depreciation of $553,483 and $479,532, respectively	1,865,738	1,454,286
Other property – Net of accumulated depreciation of $584 and $458, respectively	642	756
Deferred drydocking costs – Net of accumulated amortization of $17,975 and $14,573, respectively	37,256	33,287
Deferred financing costs – Net	—	169
Restricted cash	5,610	5,104
Time charter contracts acquired – Net of accumulated amortization of $2,296 and $1,733, respectively	5,004	93
Other noncurrent assets	4,582	5,858
Total noncurrent assets	1,918,832	1,499,553
Total	$2,128,382	$1,649,855

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt	$134,389	$97,315
Accounts payable and accrued expenses	44,062	25,316
Deferred charter hire revenue	1,934	3,622
Derivative liabilities	—	630
Total current liabilities	180,385	126,883

Long-term debt – Net of deferred financing costs of $15,866 and $7,147, respectively	744,055	542,226
Derivative liabilities	—	900
Total liabilities	924,440	670,009

Commitments and contingencies

Equity:
Partners’ contributions	—	994,771
Common stock, par value $0.001; 100,000,000 shares authorized; issued and outstanding 39,890,699 shares at December 31, 2019	40	—
Additional paid-in capital	1,237,658	2,558
Accumulated other comprehensive income	—	4,387
Accumulated deficit	(68,567)	(56,477)
Total Diamond S Shipping Inc. equity	1,169,131	945,239
Noncontrolling interests	34,811	34,607
Total equity	1,203,942	979,846
Total	$2,128,382	$1,649,855

DIAMOND S SHIPPING INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations
for the Three and Twelve Months Ended December 31, 2019 and 2018

(In Thousands, except for share and per share data)
(Unaudited) See Footnote 1

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2019	2018(1)	2019	2018(1)
Revenue:
Spot revenue	$162,762	$93,223	$511,573	$348,215
Time charter revenue	23,545	4,308	68,211	17,556
Pool revenue	—	—	—	2,846
Voyage revenue	186,307	97,531	579,784	368,617

Operating expenses:
Voyage expenses	63,234	42,466	230,675	182,509
Vessel expenses	44,686	30,112	153,662	113,236
Depreciation and amortization expense	28,741	21,770	108,703	88,155
Loss on sale of vessels	—	19,970	18,344	19,970
General and administrative expenses	8,277	4,198	29,451	16,219
Total operating expenses	144,938	118,516	540,835	420,089
Operating income (loss)	41,369	(20,985)	38,949	(51,472)
Other (expense) income:
Interest expense	(10,959)	(9,606)	(46,772)	(36,679)
Loss on extinguishment of debt	(3,978)	—	(3,978)	—
Other income	326	355	1,719	1,574
Total other expense – Net	(14,611)	(9,251)	(49,031)	(35,105)
Net income (loss)	26,758	(30,236)	(10,082)	(86,577)
Less: Net income (loss) attributable to noncontrolling interest (2)	640	(544)	(776)	(472)
Net income (loss) attributable to Diamond S Shipping Inc.	$26,118	$(30,780)	$(9,306)	$(86,105)

Net earnings (loss) per share – basic	$0.65	$(1.13)	$(0.25)	$(3.17)
Net earnings (loss) per share – diluted	$0.65	$(1.13)	$(0.25)	$(3.17)

Weighted average common shares outstanding – basic	39,890,699	27,165,696	36,857,615	27,165,696
Weighted average common shares outstanding – diluted	40,143,591	27,165,696	36,857,615	27,165,696

(1)	The historical consolidated financial statements of DSS LP and all of its directly owned subsidiaries for periods prior to the Merger (as defined herein) are considered to be the predecessor financial statements of the Company. In January 2019, DSS LP’s Board of Directors approved changing the Company’s fiscal year end to December 31 of each calendar year from March 31. Both the three month period ending December 31, 2018 and twelve month period ending December 31, 2018 are unaudited consolidated financial statements and are included herein to provide historical comparative financial results. The twelve month period ended December 31, 2018 reflects the addition of the nine months ended December 31, 2018 (available in our registration statement on Form 10 that was filed with the SEC on December 21, 2018, as thereafter amended) and the three months ended March 31, 2018 (available in our quarterly report on Form 10-Q filed with the SEC on May 15, 2019).

(2)	The Company is a 51% owner in NT Suez Holdco LLC (“NT Suez”), a joint venture that owns two Suezmax vessels. The Company also performs commercial, technical and administrative services for this joint venture.

DIAMOND S SHIPPING INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows
for the Twelve Months Ended December 31, 2019

(In Thousands)

(Unaudited)

For the Year Ended December 31, 2019

Cash flows from Operating Activities:
Net loss	$(10,082)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	108,703
Loss on sale of vessels	18,344
Amortization of deferred financing costs	4,135
Amortization of time charter hire contracts acquired	2,389
Loss on extinguishment of debt	3,978
Amortization of the realized gain from recouponing swaps	(5,917)
Stock-based compensation expense	3,521
Changes in assets and liabilities:
Increase in Due from Charterers	(38,015)
Increase in inventories	(5,662)
Increase in Prepaid expenses and other current assets	(5,163)
Cash paid for drydocking	(17,314)
Decrease in Other noncurrent assets	581
Increase in Accounts payable and accrued expenses	7,906
Decrease in Deferred charter hire	(4,054)
Net cash provided by operating activities	63,350

Cash flows from Investing Activities:
Acquisition costs, net of cash acquired of $16,568	(292,837)
Transaction costs	(18,930)
Proceeds from sale of vessels	31,800
Payments for vessel additions	(14,385)
Payments for other property	(178)
Net cash used in investing activities	(294,530)

Cash flows from Financing Activities:
Borrowings on long-term debt	815,000
Principal payments on long-term debt	(101,452)
Borrowings on revolving credit facilities	61,000
Payments to retire credit facilities	(500,603)
Repayments on revolving credit facilities	(26,323)
Proceeds from partners’ contributions in subsidiaries	980
Payments for deferred financing costs	(16,361)
Net cash provided by financing activities	232,241
Net increase in cash, cash equivalents and restricted cash	1,061
Cash, cash equivalents and restricted cash – Beginning of period	88,158
Cash, cash equivalents and restricted cash – End of period	$89,219

Supplemental disclosures:
Cash paid for interest	$45,426
Common stock issued to CPLP	$236,848
Unpaid vessel additions in Accounts payable and accrued expenses at the end of the period	$3,270

DIAMOND S SHIPPING INC. AND SUBSIDIARIES

Other Operating Data

(Unaudited)

	For the Three Months Ended December 31,				For the Twelve Months Ended December 31,
	2019		2018		2019		2018
	Crude Fleet	Product Fleet	Crude Fleet	Product Fleet	Crude Fleet	Product Fleet	Crude Fleet	Product Fleet
Time Charter TCE per day(1)	$26,335	$14,153	$-	$16,179	$26,242	$14,347	$-	$16,213
Spot TCE per day (1),(2)	43,703	15,677	22,951	9,615	24,339	13,860	15,313	9,841
Total TCE per day(1),(2)	$40,443	$15,322	$22,951	$10,209	$24,517	$13,969	$15,313	$10,434
Vessel operating expenses per day(3)	$7,829	$7,092	$7,322	$7,237	$7,316	$6,632	$7,262	$6,758
Revenue days(4)	1,471	4,534	1,104	2,991	5,324	16,378	4,336	11,686
Operating days(4)	1,472	4,600	1,104	3,036	5,496	16,957	4,380	12,045

(1)	Time charter equivalent (“TCE”) revenue represents voyage revenues, which commence at the time a vessel departs its last discharge port and end at the time the discharge of cargo at the next discharge port is complete, less voyage expenses incurred over such time. TCE rates are a non-GAAP measure, generally used in the shipping industry, used to compare revenue generated from voyage charters to revenue generated from time charters. TCE rates assist the Company’s management in making decisions regarding the deployment and use of its vessels and in evaluating the financial performance of vessels under commercial management. See Non-GAAP Measures below.
(2)	Revenues are derived on a discharge-to-discharge basis less voyage expenses which primarily consist of fuel costs and port charges incurred over the same period. Voyage revenues, as presented in the income statement, are reported under a load-to-discharge basis under U.S. GAAP. A reconciliation is provided in the Non-GAAP Measures section of the press release.
(3)	The vessel operating expenses primarily consist of crew wages and associated costs, insurance premiums, lubricants and spare parts, technical management fees and repair and maintenance costs and excludes nonrecurring items.
(4)	Operating days include the calendar days in the period of owned vessels. Revenue days represent operating days less technical off-hire and drydocking.

Non-GAAP Measures

To supplement the Company’s financial information presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”), management uses certain “non-GAAP financial measures” as such term is defined in Regulation G promulgated by the Securities and Exchange Commission (the “SEC”). Generally, a non-GAAP financial measure is a numerical measure of a company’s operating performance, financial position or cash flows that excludes or includes amounts that are included in, or excluded from, the most directly comparable measure calculated and presented in accordance with GAAP. Management believes the presentation of these measures provides investors with greater transparency and supplemental data relating to the Company’s financial condition and results of operations, and therefore a more complete understanding of factors affecting its business than GAAP measures alone.

TCE revenue, TCE per day, earnings before interest, taxes, depreciation and amortization (“EBITDA”), and EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance (“Adjusted EBITDA”) are non-GAAP financial measures that are presented in this press release and that the Company believes provide investors with a means of evaluating and understanding how the Company’s management evaluates the Company’s operating performance. These non-GAAP financial measures should not be considered in isolation from, as substitutes for, nor superior to financial measures prepared in accordance with GAAP. Please see below for reconciliations of TCE revenue, TCE per day, EBITDA and Adjusted EBITDA.

Reconciliation of Voyage Revenue to TCE per Day

(in thousands of U.S. dollars, except fleet data)	For the Three Months Ended December 31,				For the Twelve Months Ended December 31,
	2019		2018		2019		2018
	Crude Fleet	Product Fleet	Crude Fleet	Product Fleet	Crude Fleet	Product Fleet	Crude Fleet	Product Fleet
Voyage revenue	$79,684	$106,623	$33,946	$63,585	$212,788	$366,996	$124,141	$244,476
Voyage expense	(24,055)	(39,179)	(8,608)	(33,858)	(88,438)	(142,237)	(57,880)	(124,629)
Amortization of time charter contracts acquired	581	176	-	60	1,762	627	-	240
Off-hire bunkers in voyage expenses	6	262	-	751	625	1,539	137	1,842
Load-to-discharge/Discharge-to-discharge	3,265	1,514	-	-	3,800	1,809	-	-
Revenue from sold vessels	-	77	-	-	-	50	-	-
TCE Revenue	$59,481	$69,473	$25,338	$30,538	$130,537	$228,784	$66,398	$121,929
Operating days	1,472	4,600	1,104	3,036	5,496	16,957	4,380	12,045
Off-hire/Dry Docking days	1	66	-	45	172	579	44	359
Revenue days	1,471	4,534	1,104	2,991	5,324	16,378	4,336	11,686
TCE per day	$40,443	$15,322	$22,951	$10,209	$24,517	$13,969	$15,313	$10,434

Reconciliation of Net Income/(Loss) to EBITDA and Adjusted EBITDA

EBITDA represents net income (loss) before interest expense, income taxes and depreciation and amortization expense. Adjusted EBITDA consists of EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA are presented to provide investors with meaningful additional information that management uses to monitor ongoing operating results and evaluate trends over comparative periods. EBITDA and Adjusted EBITDA do not represent, and should not be considered a substitute for, net income (loss) or cash flows from operations determined in accordance with GAAP. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results reported under GAAP. Some limitations are:

▪	EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
▪	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and
▪	EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt.

While EBITDA and Adjusted EBITDA are frequently used by companies as a measure of operating results and performance, neither of those items as prepared by the Company is necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net income/(loss), as reflected in the consolidated statements of operations, to EBITDA and Adjusted EBITDA:

(in thousands of U.S. dollars)	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2019	2018	2019	2018
Net income (loss)	$26,758	$(30,236)	$(10,082)	$(86,577)
Total other expense, net	14,611	9,251	49,031	35,105
Operating income	41,369	(20,985)	38,949	(51,472)
Depreciation and amortization	28,741	21,770	108,703	88,155
Noncontrolling interest	(1,541)	(1,491)	(2,936)	(3,297)
EBITDA	68,569	(706)	144,716	33,386
Fair value of TC amortization	757	60	2,389	240
Nonrecurring corporate expenses	594	674	2,657	842
Loss on sale of vessels	-	19,970	18,344	19,970
Adjusted EBITDA	$69,920	$19,998	$168,106	$54,438

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